UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 12, 2009

Date of Report (Date of earliest event reported)

CHEM RX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51518	20-2938469
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Park Place

Long Beach, New York 11561

(Address of principal executive office, including zip code)

(516) 889-8770

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

On January 12, 2009, the board of directors of the registrant, by vote of the board’s independent directors, approved the issuance to Jerry Silva, chairman and chief executive officer, and Steven C. Silva, president and chief operating officer, of warrants to purchase an aggregate of 1,300,000 shares of the registrant’s common stock. The warrants become exercisable over a 12-month period and will expire after five years (i.e., on January 12, 2014). The warrants’ exercise price of $1.10 per share, which was the closing price of the registrant’s common stock as of Friday, January 9, 2009, may be paid in cash or pursuant to a cashless exercise feature. As consideration for the warrants, Jerry Silva and Steven C. Silva will (i) release certain rights they have asserted, including certain rights to cash payments from the registrant which they alleged arose from the stock purchase agreement dated June 1, 2007 (as amended) between the registrant and the sellers of B.J.K. Inc., which agreement provided for the registrant’s initial business combination transaction consummated on October 26, 2007; (ii) undertake to continue through December 31, 2009 certain personal guarantee and financing arrangements relating to two of the registrant’s principal vendors of pharmaceutical products, in each case, to the full extent required by the registrant; and (iii) waive any claims for further compensation arising from their employment in 2008. The issuance of the warrants is subject to execution of a formal agreement between the registrant, Jerry Silva and Steven C. Silva documenting the foregoing undertaking, release and waiver. The warrants were issued in a private placement in reliance upon the exemption provided under section 4(2) of the Securities Act of 1933 as a transaction by an issuer not involving any public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHEM RX CORPORATION

Dated: January 20, 2009	By:	/s/ Steven Silva
	Name:	Steven Silva
	Title:	President and Chief Operating Officer